Exhibit 10.10

May 22, 2013
Linda Llewelyn
Dear Linda,
We are pleased to extend to you this offer of full-time employment with Health Catalyst. We are confident that your skills, experience and hard work will contribute meaningfully to the success of the company. This offer is subject to the terms and conditions set forth in this offer. This letter does not represent a contract or agreement for employment; and employment with Health Catalyst (“HC”) is at will.

Position: Human Resources Manager	Division/Department: Human Resources
Base salary: $90,000 Annualized	FLSA status: Exempt
Start date: June 17, 2013	Location: Corporate Office - Salt Lake City, Utah
Business hours: 8:00 AM - 5:00 PM, Monday through Friday
In addition to the base salary, this full-time employment offer includes the following benefit programs:
Performance Based Raise: In 90 days from your actual start date, you will be eligible for a salary increase to $105,000 if you meet the mutually agreed upon criteria.
Bonus: You will be eligible to receive a bonus equal to 10% of your annual base salary subject to the individual, department, and company performance initiatives. This bonus will be prorated based upon the number of days you are employed during the fiscal year. The bonus for any fiscal year will be paid every 6 months, after approval from the Board of Directors and HC’s books for that period have been closed. The bonus will only be paid if you are employed by HC at the time of bonus determination.
Stock Option Grant: You will also receive a Stock Option Grant for a certain number of shares of the Parent Company’s Common Stock. The amount of your option grant is set within the sole discretion of the Board of Directors, at the next applicable board meeting. This option is subject to the terms and conditions applicable to options granted under the Parent’s 2011 Stock Incentive Plan as described in the Plan and the applicable Stock Option Agreement. You will be vested in 25% of the option share after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
Insurance Plans: Eligibility begins on the first day of the month following 30-days of employment.

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Medical and Dental Insurance: HC pays 100% of the monthly insurance premium for the employee and 50% of the adjusted premium for dependents and spouse. HC offers both a Traditional and HSA-High Deductible Health Plan options. HC also provides an employer contribution to those enrolled in the HSA-HDHP

•	Vision Insurance: The Vision Plan is an employee elective plan. The insurance premium is the responsibility of the employee. Premiums may be deducted as a pre-tax deduction on a per-pay period basis.

•	Life, Accidently Death and Dismemberment, and Disability Insurance: These insurance programs are paid 100% by HC.

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Flexible Spending Account: HC offers FSAs for medical, limited purpose, dependent care and commuter expense accounts. FSAs allow you to contribute pre-tax dollars which can be used to pay for qualifying expenses not otherwise covered under normal health-related insurance plans. The Commuter Expense FSA allows you to set aside pre-tax dollars for use in qualifying commuter expenses.

Paid Time Off:

•	Holiday Pay: Ten days of time off with pay according to the annual holiday schedule, including two personal holidays.

•	Paid Time Off: PTO eligibility begins on your date of hire and may be used as soon as it is earned. PTO is accrued and awarded according to the following schedule:

Accrual Period	Hours	Hours Per Pay Period	Days Per Year
0-4 years of service	120	4.62	15
5-9 years of service	160	6.15	20
10+years-Maximum accrual	208	8.0	26

Retirement Plan: HC offers a Safe Harbor 401K Retirement Plan. Eligibility begins 90-days after employment. This Safe Harbor Plan allows for employee and employer contributions. HC matches employee contributions dollar-for-dollar up to 4% of annual base salary. The HC 401K Plan is an auto-enrollment plan with a 6% default employee contribution rate.
All benefits are subject to change. Additional details about each benefit are available in the Employee Handbook or by speaking directly with the Human Resource office.
Pay checks are issued on a bi-weekly basis with a total of 26 pay periods per calendar year. You are encouraged to participate in our direct deposit program as our payroll is outsourced.
With acceptance of this employment offer, you will be asked to sign this Employment Offer Letter and Agreement and an Employee Invention and Confidentiality Agreement (EICA) and agree to the on-going compliance with such agreements as a condition of employment. These agreements contain “employment at will”, “non-compete” and “non-disclosure” provisions. A copy of the EICA is available for your review upon request in advance of accepting employment. Otherwise, a personalized copy of the EICA will be provided to you prior to your start date.
At Will Employment
Employment with HC is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by HC at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as HC’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of HC.
The “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by a duly authorized officer of HC.
In addition, we are required by law to obtain documentation within the first three days of employment that you are eligible to work in the United States. Please bring copies of your eligibility documentation on your first day of employment. Enclosed is a copy of INS Form 1-9, which contains a list of acceptable documentation.
If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and HC with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by a duly authorized officer of HC.
HC reserves the right to provide you with additional policies in addition to any existing written policies that would apply to the terms of your employment.
Should your position, compensation, or benefits change over time the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or HC with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.
This offer is valid until May 28, 2013 and requires a response by 11:00 AM on this date. You should keep a copy of this letter for your own records. If you have any questions regarding this offer, please contact our Human Resource office at 801-708-6809 at your earliest convenience.
We look forward to you joining the Health Catalyst team.
Sincerely,

/s/ Heather Eastman

Heather Eastman
Human Resources Manager
Heather.eastman@healthcatalyst.com
Acknowledgement of Understanding and Acceptance
By signing below:

1.	I acknowledge that I have read and understand the foregoing terms and conditions of this employment offer.

2.	I accept this employment offer.

Accepted by:	/s/ Linda Llewelyn	Date:	5/28/2013
Signature

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